SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RIVAL TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

BRITISH COLUMBIA, CANADA

(State of other jurisdiction of incorporation or organization)

N/A

(I.R.S. Employer Identification No.)

#200, 100 Park Royal, West Vancouver, British Columbia, Canada V7T 1A2

(Address of Principal Executive Offices) (Zip Code)

Consulting Agreement

(Full title of the plan)

Peter G. Matthews, Lawyer

#200, 100 Park Royal, West Vancouver, British Columbia, Canada V7T 1A2

(604) 922-0584

(Name of agent for service, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered Amount to be registered Proposed maximum offering price per share Proposed maximum aggregate offering price Amount of registration fee Common 1,061,000 $0.29 (1) $307,690 $ 23.93

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, based on an average of the bid and ask price as of September 1, 2003.

PART I. INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information

This Prospectus is part of a Registration Statement which registers an aggregate 1,061,000 shares of no par value, common stock of  (the "Company") which may be issued as set forth herein to the following named persons:

NAME

NUMBER OF SHARES

______

____________________

William M. Morrison           20,000

Sheila Stern

150,000

Andreas K Cyppek

75,000

Con Buckley

550,000

Gary Burnie

100,000

Uwe Trost

166,000

On May 2, 2003, an Agreement was entered into with William M.  Morrison (the "Consultant") pursuant to a consulting agreement (the "Consulting Agreement") for consulting services. The Company has been advised by Consultant that he may sell all or a portion of his shares of common stock from time to time through securities brokers/dealers only at current market prices and that no commissions or compensation will be paid in connection therewith in excess of customary brokers commissions. Consultant and the brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, (the "Securities Act"), and any profits realized by them on the sale of the shares may be considered to be underwriting compensation.

On May 15, 2003, an Agreement was entered into with Sheila Stern (the "Consultant") pursuant to a consulting agreement (the "Consulting Agreement") for consulting services. The Company has been advised by Consultant that he may sell all or a portion of his shares of common stock from time to time through securities brokers/dealers only at current market prices and that no commissions or compensation will be paid in connection therewith in excess of customary brokers commissions. Consultant and the brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, (the "Securities Act"), and any profits realized by them on the sale of the shares may be considered to be underwriting compensation.

On July 11, 2003, an Agreement was entered into with Andreas K. Cyppek (the "Consultant") pursuant to a consulting agreement (the "Consulting Agreement") for consulting services. The Company has been advised by Consultant that he may sell all or a portion of his shares of common stock from time to time through securities brokers/dealers only at current market prices and that no commissions or compensation will be paid in connection therewith in excess of customary brokers commissions. Consultant and the brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, (the "Securities Act"), and any profits realized by them on the sale of the shares may be considered to be underwriting compensation.

On July 11, 2003, an Agreement was entered into with 625938 BC Ltd. (the "Consultant") pursuant to a consulting agreement (the "Consulting Agreement") for consulting services. The Company has been advised by Consultant that it may sell all or a portion of his shares of common stock from time to time through securities brokers/dealers only at current market prices and that no commissions or compensation will be paid in connection therewith in excess of customary brokers commissions. Consultant and the brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, (the "Securities Act"), and any profits realized by them on the sale of the shares may be considered to be underwriting compensation.

On July 15, 2003, an Agreement was entered into with Gary Burnie (the "Consultant") pursuant to a consulting agreement (the "Consulting Agreement") for consulting services. The Company has been advised by Consultant that he may sell all or a portion of his shares of common stock from time to time through securities brokers/dealers only at current market prices and that no commissions or compensation will be paid in connection therewith in excess of customary brokers commissions. Consultant and the brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, (the "Securities Act"), and any profits realized by them on the sale of the shares may be considered to be underwriting compensation.

On August 15, 2003, an Agreement was entered into with Uwe Trost (the "Consultant") pursuant to a consulting agreement (the "Consulting Agreement") for consulting services. The Company has been advised by Consultant that he may sell all or a portion of his shares of common stock from time to time through securities brokers/dealers only at current market prices and that no commissions or compensation will be paid in connection therewith in excess of customary brokers commissions. Consultant and the brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, (the "Securities Act"), and any profits realized by them on the sale of the shares may be considered to be underwriting compensation.

No other person is authorized to give any information or make any representation not contained or incorporated by reference in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Item 2. Registrant Information and Employee Plan Annual Information.

THE COMPANY HEREBY UNDERTAKES TO FURNISH WITHOUT CHARGE TO EACH SUCH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS DESCRIBED IN ITEM 3, PART II OF THIS REGISTRATION STATEMENT, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS SHOULD BE ADDRESSED TO ROBIN HARVEYPeter G. Matthews, #200, 100 PARK ROYAL, WEST VANCOUVER, BC, CANADA V7T 1A2, (604) 922-0584.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company has filed the following documents with the Securities and Exchange Commission: Current Report on Form 8K12G3 filed July 3, 2002, amended; Quarterly Report on Form 10-Q filed December 6, 2002; Quarterly Report on Form 10-Q filed December 6, 2002; Annual Report on Form 10-K filed April 15, 2003; Quarterly Report on Form 10-Q filed May 20, 2003, amended; Current Report on Form 8K filed June 20, 2003. The above referenced reports, which were previously filed with the Commission are incorporated herein by reference.

All documents filed by the Company pursuant to Section 13, or 15 (d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company's Common Stock trades on the OTC Bulletin Board under the symbol RVTIF.

Item 4. Description of Securities.

The Company is authorized to issue 100 million shares of Common Stock, without par value. The presently outstanding shares of Common Stock are fully paid and non-assessable.

COMMON STOCK

As of August 11, 2003, approximately 41,353,934 shares of Common Stock were issued and outstanding.

VOTING RIGHTS. Each holder of the Common Stock shall be entitled to one vote for each share of stock standing in his name on the books of the Corporation.

DIVIDEND RIGHTS. Corporation has not set out dividend rights at this time.

LIQUIDATION RIGHTS. Corporation has not set out liquidation rights at this time.

PREEMPTIVE RIGHTS. Except as may otherwise be provided by the Board of Directors, no holder of any shares of the stock of the Corporation, shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares or stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire such shares.

REGISTRAR AND TRANSFER AGENT

The Company's registrar and transfer agent is Pacific Stock Transfer, 500 E. Warm Springs, Suite 240, Las  Vegas, Nevada, 89119, and their telephone number is 702-361-3033.

DISSENTERS' RIGHTS

Under current Nevada law, a shareholder is afforded dissenters' rights which, if properly exercised, may require the Company to purchase his shares dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the Company's certificate of incorporation.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Pursuant to Section 78.7502 of the Nevada Revised Statutes, the Company has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Company, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such actions suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as Exhibits to this Registration Statement:

Exhibit No.

Document Title

5.

Opinion Regarding Legality

23.1

Consent of Accountant

23.2

Consent of Attorney

99.1

Consulting Agreement dated May 2, 2003

99.2

Consulting Agreement dated May 15, 2003

99.3

Consulting Agreement dated July 11, 2003

99.4

Consulting Agreement dated July 11, 2003

99.5

Consulting Agreement dated July 15, 2003

99.6

Consulting Agreement dated August 15, 2003

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant ' s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan ' s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on August 20, 2003.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

RIVAL TECHNOLOGIES INC. (Registrant)

/s/ Perry Guglielmi ___________________________

President and a Director

End of Filing